EXHIBIT 10.1
EMPLOYMENT AGREEMENT
     This Employment Agreement (“Agreement”) is entered into as of August 4, 2010 (the “Effective Date”), by and between Travelzoo Inc., a Delaware corporation (the “Company”) with principal corporate offices at 590 Madison Avenue, 37th Floor, New York, NY 10022, and Shirley Tafoya, whose address is currently XXXXXXXXXXXXXXXXXXXXXXXXXXXXXX (“Employee”). The Company and Employee are at certain times each referred to herein as a “Party”, and collectively referred to herein as “the Parties.”
     WHEREAS, the Company and Employee are Parties to an Employment Agreement dated May 8, 2001, and subsequent addenda, and the Parties desire to supersede those prior agreements with this Agreement;
     WHEREAS, the Company desires to retain Employee as President, North America, and Employee desires to perform such service for the Company, on the terms and conditions as set forth herein;
     NOW, THEREFORE, in consideration of the promises and mutual covenants herein contained, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, it is mutually agreed by the Parties as follows:
     1. Duties and Scope of Employment.
          (a) Position. Employee shall be employed as President, North America.
          (b) Duties. During the term of Employee’s employment with the Company, Employee shall devote her full time, skill and attention to her duties and responsibilities as the President, North America, which Employee shall perform faithfully, diligently and competently, and Employee shall use her best efforts to further the business of the Company. During the term of the Agreement, Employee agrees not to actively engage in any other employment, occupation or consulting activity for any direct or indirect remuneration without the prior approval of the Company, except that this provision shall not be interpreted to prohibit Employee from involvement in any charitable or community activity/organization that she is currently involved in, or may become involved in, and that does not materially interfere with her ability to perform her duties under this Agreement. Employee shall be permitted, to the extent such activities do not materially and adversely affect the ability of Employee to fully perform her duties and responsibilities hereunder, to (i) manage Employee’s personal, financial and legal affairs, (ii) serve on civic or charitable boards or committees, and (iii) with the consent of the Company (which consent shall not be unreasonably withheld), serve as a member of the board of directors or as an advisor of any noncompeting business.
2. Term of Employment. Subject to the provisions of this Section 2, Employee and the Company retain the right to terminate this Agreement at any time, for any reason or no reason, and with or without Cause (as hereinafter defined), and with or without notice. Nothing in this Agreement shall be deemed to alter the at-will nature of Employee’s employment with the Company, and the at-will nature of Executive’s employment shall not otherwise be modified except in a writing signed by both Employee and the Chairman of the Board of Directors. Notwithstanding the foregoing, the provisions of Section 5, 6 and 11 of the Agreement shall survive, and continue in full force and effect, after any termination or expiration of this Agreement, irrespective of the reason for the termination or any claim that the termination was wrongful or illegal.
          (a) Termination by Company without Cause. If Employee is terminated by the Company without Cause, Employee shall receive her Base Salary for a period of twelve (12) months (“Severance Pay”) subject to 2(e) as a condition precedent to payment of any Severance Pay.
          (b) Termination for Cause. Notwithstanding any provision of this Agreement to the contrary, if Employee is terminated for “Cause” as defined herein or dies at any time, Employee will receive only payment of her Base Salary and benefits through the date of termination or death. For purposes of this Agreement, “Cause” shall mean that the Employee has (i) continually failed to perform her duties under this Agreement for a period of thirty (30) days after written notice from the Company setting forth with particularity such failure, (ii) committed an act of fraud upon the Company or breached her duty of loyalty to the Company, (iii) committed a felony or a crime of dishonesty, fraud or moral turpitude under the laws of the United States or any state thereof; (iv) misappropriated any funds, property or rights of the Company; (v) violated the Company’s policies regarding workplace conduct, discrimination, sexual harassment, etc.; (vi) willfully failed or refused, following receipt of an explicit directive from the Company, to comply with the material terms of this Agreement; or (vii) failed or refused to cooperate with the Company, or at the Company’s request any governmental, regulatory or self-regulatory agency or entity, in providing information with respect to any act or omission in performing her duties as an employee of the Company, if such request is made connection with any criminal or civil actions, administrative or regulatory proceedings or investigations against or relating to the Company by any governmental, regulatory or self-regulatory agency or entity.
          (c) Termination of Employee following a “Change of Control”. If a Change of Control, as hereinafter defined, occurs, and Employee is not offered a position of comparable pay and responsibilities within thirty (30) days of the Change of Control in the same geographic area in which she worked immediately prior to a Change of Control, and Employee resigns within sixty (60) days after the Change in Control, Employee shall receive her Base Salary for a period of twelve (12) months (“Severance Pay”), benefits, and pro rata performance bonus pursuant to paragraph 3(b) earned through the date of termination, subject to paragraph 2(e). For purposes of this Agreement, “Change of Control” means (i) a merger, consolidation, reorganization or other transaction in which the Company does not survive and in which securities possessing more than 50% of the total combined voting power of the Company’s outstanding voting securities are transferred or issued to a person or persons different from the persons holding those securities immediately prior to such transaction, or (ii) the sale, transfer or other disposition of all or substantially all of the Company’s assets.
          (d) Employee Resignation. Employee understands that if she resigns during the Term of this Agreement, she shall only receive the Base Salary and benefits earned as of the date of termination.
          (e) Severance Pay Conditions. Employee shall be required to sign, deliver and not revoke a General Release substantially in the form attached hereto as Exhibit A as a condition precedent to payment of any Severance Pay pursuant to any provision of paragraph 2 of this Agreement. Any Severance Pay shall be paid periodically in accordance with normal Company payroll practices and subject to the usual and applicable required withholdings and payroll taxes.
3. Compensation and Fringe Benefits.
          (a) Base Salary. Effective July 1, 2010, Employee will receive a salary at the annualized rate of $530,000 (Five Hundred Thirty Thousand Dollar) (the “Salary”) annualized, which shall be paid periodically in accordance with normal Company payroll practices and subject to the usual and applicable required withholdings. Employee understands and agrees that neither her job performance nor promotions, commendations, bonuses or the like from the Company give rise to or in any way serve as the basis for modification, amendment, or extension, by implication or otherwise, of this Agreement.
          (b) Performance Bonus. Employee will be eligible to participate in a quarterly Performance Bonus plan (“Performance Bonus”), under which Employee may receive, in addition to her Salary, a bonus in an amount between zero and $90,000 per calendar quarter. Employee must be employed by the Company through the last day of the quarter in order to receive any Performance Bonus attributable to such quarter with the following exceptions: the bonus for such quarter shall be prorated only if the last calendar quarter is less than a full quarter because Employee’s employment is terminated without Cause under Section 2(a) or terminated following a“Change of Control” under Section 2(c).
     The following schedule applies for calculating a bonus.

Criteria	Amount
North America revenue target for the quarter met AND there are no more than two Significant Customers AND no Significant Customer accounts for 17% or more of North America consolidated revenue quarter	$30,000
North America operating income target for the quarter met	$30,000
North America subscriber target for the quarter met	$30,000
Total max. Performance Bonus	$90,000
“Significant Customer” means, for any quarter, a customer that, together with its affiliates, accounts for 10% (rounded to the nearest 1%) or more of the Company’s worldwide consolidated revenue for the quarter.

The Company’s Chief Executive Officer will determine if the criteria are met.
The Company shall notify Employee of any changes to the Performance Bonus in writing.
Any bonus payments, if applicable, shall be made no more than 60 days of the end of the calendar quarter, and will be subject to the usual and applicable withholding and payroll taxes.
          (c) Discretionary Bonus. In addition to the Salary and any Performance Bonus payable, Employee shall be eligible to be considered for a discretionary CEO bonus (the “Discretionary Bonus”) in an amount between zero and $30,000 per calendar quarter to be determined by the Chief Executive Officer in his sole and absolute discretion. In exercising such discretion, the Chief Executive Officer will take into consideration the Employee’s individual performance. If either the first or the last calendar quarter of the term is less than a full quarter, the bonus for such quarter shall be prorated.
          Any bonus payments, if applicable, shall be made no more than 60 days of the end of the calendar quarter, and will be subject to the usual and applicable withholding and payroll taxes.
          (d) Vacation and Holiday Pay. Employee shall receive five (5) weeks of paid vacation per year, which accrues over the course of the year. In addition, the Company provides eight (8) paid holidays each year, along with two (2) “floating holidays” which can be used by Employee at any time.
          (e) Other Benefits. Employee will be entitled to participate in or receive such benefits under the Company’s employee benefit plans and policies and such other benefits which may be made available as in effect from time to time and as are provided to similarly situated employees of the Company, subject in each case to the generally applicable terms and conditions of the plans and policies in question.
4. Expenses. The Company will pay or reimburse Employee for reasonable travel, entertainment or other expenses incurred by Employee in the furtherance of or in connection with the performance of Employee’s duties hereunder in accordance with the Company’s established policies.
5. Certain Covenants.
(a) Intellectual Property Rights.
     (i) Employee agrees that the Company will be the sole owner of any and all of Employee’s “Discoveries” and “Work Product,” hereinafter defined, made during the term of her employment with the Company, whether pursuant to this Agreement or other duties performed on behalf of the Company. For purposes of this Agreement, “Discoveries” means all inventions, discoveries, improvements, and copyrightable works (including, without limitation, any information relating to the Company’s software products, source code, know-how, processes, designs, algorithms, computer programs and routines, formulae, techniques, developments or experimental work, work-in-progress, or business trade secrets) made or conceived or reduced to practice by Employee during the term of her employment by the Company, whether or not potentially patentable or copyrightable in the United States or elsewhere. For purposes of this Agreement, “Work Product” means any and all work product relating to Discoveries.
     (ii) Employee shall promptly disclose to the Company all Discoveries and Work Product. All such disclosures must include complete and accurate copies of all source code, object code or machine-readable copies, documentation, work notes, flow-charts, diagrams, test data, reports, samples, and other tangible evidence or results (collectively, “Tangible Embodiments”) of such Discoveries or Work Product. All Tangible Embodiments of any Discoveries or Work Project will be deemed to have been assigned to the Company as a result of the act of expressing any Discovery or Work Product therein.
     (iii) Employee hereby assigns and agrees to assign to the Company all of her interest in any country in any and all Discoveries and Work Product, whether such interest arises under patent law, copyright law, trade-secret law, semiconductor chip protection law, or otherwise. Without limiting the generality of the preceding sentence, Employee hereby authorizes the Company to make any desired changes to any part of any Discovery or Work Product, to combine it with other materials in any manner desired, and to withhold Employee’s identity in connection with any distribution or use thereof alone or in combination with other materials. This assignment and assignment obligation applies to all Discoveries and Work Product arising during Employee’s employment with the Company (or its predecessors), whether pursuant to this Agreement or otherwise. Employee’s agreement to assign to the Company any of her rights as set forth in this Section 5(a)(iii) applies to all inventions other than an invention (a) in which no equipment, supplies, facility or trade secret information of the Company was used (b) was developed entirely upon Employee’s own time (c) does not relate to Company business or to the Company’s actual or anticipated research or development and (d) does not result from any work performed by Employee for the Company.
     (iv) At the request of the Company, Employee shall promptly and without additional compensation execute any and all patent applications, copyright registration applications, waivers of moral rights, assignments, or other instruments that the Company deems necessary or appropriate to apply for or obtain Letters Patent of the United States or any foreign country, copyright registrations or otherwise to protect the Company’s interest in such Discovery and Work Product, the expenses for which will be borne by the Company. Employee hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as her agents and attorneys-in-fact to, if the Company is unable for any reason to secure Employee’s signature to any lawful and necessary document required or appropriate to apply for or execute any patent application, copyright registration application, waiver of moral rights, or other similar document with respect to any Discovery and Work Product (including, without limitation, renewals, extensions, continuations, divisions, or continuations in part), (i) act for and in her behalf, (ii) execute and file any such document, and (iii) do all other lawfully permitted acts to further the prosecution of the same legal force and effect as if executed by her; this designation and appointment constitutes an irrevocable power of attorney coupled with an interest.
     (v) To the extent that any Discovery or Work Product constitutes copyrightable or similar subject matter that is eligible to be treated as a “work made for hire” or as having similar status in the United States or elsewhere, it will be so deemed. This provision does not alter or limit Employee’s other obligations to assign intellectual property rights under this Agreement.
     (vi) The obligations of Employee set forth in this Section 5 (including, without limitation, the assignment obligations) will continue beyond the termination of Employee’s employment with respect to Discoveries and Work Product conceived or made by Employee alone or in concert with others during Employee’s employment with the Company, whether pursuant to this Agreement or otherwise. Those obligations will be binding upon Employee, her assignees permitted under this Agreement, executors, administrators, and other representatives.
(b) Exposure to Proprietary Information.
     (i) As used in this Agreement, “Proprietary Information” means all information of a business or technical nature that relates to the Company including, without limitation, all information about software products whether currently released or in development, all inventions, discoveries, improvements, copyrightable work, source code, know-how, processes, designs, algorithms, computer programs and routines, formulae and techniques, and any information regarding the business of any customer or supplier of the Company or any other information that the Company is required to keep confidential. Notwithstanding the preceding sentence, the term “Proprietary Information” does not include information that is or becomes publicly available through no fault of Employee, or information that Employee learned prior to the Effective Date.
     (ii) In recognition of the special nature of her employment under this Agreement, including her special access to the Proprietary Information, and in consideration of her employment pursuant to this Agreement, Employee agrees to the covenants and restrictions set forth in Section 5 of this Agreement.
(c) Use of Proprietary Information; Restrictive Covenants.
     (i) Employee acknowledges that the Proprietary Information constitutes a protectable business interest of the Company, and covenants and agrees that during the term of her employment, whether under this Agreement or otherwise, and after the termination of such employment, she will not, directly or indirectly, disclose, furnish, make available or utilize any of the Proprietary Information, other than in the proper performance of her duties for the Company.
     (ii) Employee will not, during the term of this Agreement, anywhere within the United States (the “Restricted Territory”), directly or indirectly (whether as an owner, partner, shareholder, agent, officer, director, employee, independent contractor, consultant, or otherwise):

     1. perform services for, or engage in, any business or segment of a business which generates its revenues primarily from the development, publishing, or sale of online advertisements for travel companies (the “Products”);
     2. perform services for, or engage in, any business or segment of a business that operates a travel search engine (the “Products”)”;
     (iii) Employee will not, during the term of this Agreement or, for a period of one year thereafter (the “Restricted Period”), anywhere within the Restricted Territory, directly or indirectly (whether as an owner, partner, shareholder, agent, officer, director, employee, independent contractor, consultant, or otherwise):
     1. except on behalf of the Company, solicit any person or entity who is, or was at any time during the twelve-month period immediately prior to the termination of Employee’s employment with the Company, a customer of the Company for the sale of the Products or any product or service of a type then sold by the Company for which Employee provided any assistance in planning, development, marketing, training, support, or maintenance; or
     2. solicit for employment any person who is, or was at any time during the twelve-month period immediately prior to the termination of Employee’s employment with the Company, an employee of the Company.
(d) Scope/Severability. The Parties acknowledge that the business of the Company is and will be national and international in scope and thus the covenants in this Section 5 would be particularly ineffective if the covenants were to be limited to a particular geographic area of the United States. If any court of competent jurisdiction at any time deems the Restricted Period unreasonably lengthy, or the Restricted Territory unreasonably extensive, or any of the covenants set forth in this Section 5 not fully enforceable, the other provisions of this Section 5, and this Agreement in general, will nevertheless stand and to the full extent consistent with law continue in full force and effect, and it is the intention and desire of the parties that the court treat any provisions of this Agreement which are not fully enforceable as having been modified to the extent deemed necessary by the court to render them reasonable and enforceable and that the court enforce them to such extent (for example, that the Restricted Period be deemed to be the longest period permissible by law, but not in excess of the length provided for in Section 5(c), and the Restricted Territory be deemed to comprise the largest territory permissible by law under the circumstances).
(e) Return of Company Materials upon Termination. Employee acknowledges that all records, documents, and Tangible Embodiments containing or of Proprietary Information prepared by Employee or coming into her possession by virtue of her employment by the Company are and will remain the property of the Company. Upon termination of her employment with the Company, Employee shall immediately return to the Company all such items in her possession and all copies of such items.
6. Equitable Remedies.
(a) Employee acknowledges and agrees that the agreements and covenants set forth in Sections 5(a), (b), (c), (d) and (e) are reasonable and necessary for the protection of the Company’s business interests, that irreparable injury will result to the Company if Employee breaches any of the terms of said covenants, and that in the event of Employee’s actual or threatened breach of any such covenants, the Company will have no adequate remedy at law. Employee accordingly agrees that, in the event of any actual or threatened breach by her of any of said covenants, the Company will be entitled to immediate injunctive and other equitable relief, without bond and without the necessity of showing actual monetary damages. Nothing in this Section 6 will be construed as prohibiting the Company from pursuing any other remedies available to it for such breach or threatened breach, including the recovery of any damages that it is able to prove. Employee agrees that notwithstanding the arbitration provision in Section 11, the Company may apply to a court of competent jurisdiction, in accordance with Section 11(c) of this Agreement, to obtain the provisional equitable relief referenced in this Section 6.
(b) Each of the covenants in Sections 5(a), (b), (c), (d) and (e) will be construed as independent of any other covenants or other provisions of this Agreement.
(c) In the event of any judicial determination that any of the covenants in Sections 5(a), (b), (c), (d), and (e) are not fully enforceable, it is the intention and desire of the parties that the court treat said covenants as having been modified to the extent deemed necessary by the court to render them reasonable and enforceable, and that the court enforce them to such extent.
7. Assignment. This Agreement shall be binding upon and inure to the benefit of (a) the heirs, executors and legal representatives of Employee upon Employee’s death and (b) any successor of the Company. Any such successor of the Company shall be deemed substituted for the Company under the terms of this Agreement for all purposes. As used herein, “successor” shall include any person, firm, corporation or other business entity which at any time, whether by purchase, merger or otherwise, directly or indirectly, acquires all or substantially all of the assets or business of the Company. None of the rights of Employee to receive any form of compensation payable pursuant to this Agreement shall be assignable or transferable except through a testamentary disposition or by the laws of descent. Any attempted assignment, transfer, conveyance or other disposition (other than as aforesaid) of any interest in the rights of Employee to receive any form of compensation hereunder shall be null and void.
8. Notices. All notices, requests, demands and other communications called for hereunder shall be in writing and shall be deemed given if delivered personally, one (1) day after mailing via Federal Express overnight or a similar overnight delivery service, or three (3) days after being mailed by registered or certified mail, return receipt requested, prepaid and addressed to the parties or their successors in interest at the addresses listed above, or at such other addresses as the parties may designate by written notice in the manner aforesaid.
9. Severability.In the event that any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without said provision.
10. Entire Agreement. This Agreement represents the entire agreement and understanding between the Company and Employee concerning Employee’s employment relationship with the Company, and supersede in their entirety any and all prior agreements and understandings concerning Employee’s employment relationship with the Company.
11. Resolution of Disputes Regarding Employment.
(a) The Parties agree to submit any dispute or controversy arising out of, relating to, or in connection with this Agreement, or the interpretation, validity, construction, performance, breach, or termination thereof, or to any aspect of the employer/employee relationship or the termination of that relationship, to mediation. The Parties shall mutually select the mediator and shall equally pay for the costs of the mediator.
(b) If and only if a mediation is unsuccessful, and the dispute or controversy is not resolved within 30 days after a mediation, either party may submit the matter to binding arbitration, to the extent permitted by law, to be held in or near San Jose, California in accordance with the National Rules for the Resolution of Employment Disputes then in effect of the American Arbitration Association (the “Rules”). The Company agrees to pay all costs of the arbitrator and the arbitration. The arbitrator may grant injunctions or other relief in such dispute or controversy. The decision of the arbitrator shall be final, conclusive and binding on the parties to the arbitration. Judgment may be entered on the arbitrator’s decision in any court having jurisdiction. The arbitrator may award the prevailing party in any such arbitration attorneys’ fees and costs incurred in connection therewith, except for those the Company shall bear, as set forth above.
(c) The arbitrator shall apply California law to the merits of any dispute or claim, without reference to rules of conflict of law. The Parties hereby expressly consent to the personal jurisdiction of the state and federal courts located in Santa Clara County, California for any action or proceeding arising from or relating to this Agreement and/or relating to any arbitration in which the Parties are participants.
(d) The Parties have read and understand Section 11, which discusses arbitration. The Parties understand that by signing this agreement, the Parties agree to submit any future claims arising out of, relating to, or in connection with this Agreement, or the interpretation, validity, construction, performance, breach, or termination thereof to binding arbitration to the extent permitted by law, and that this arbitration clause constitutes a waiver of the Parties’ right to a jury trial and relates to the resolution of all disputes relating to all aspects of the employer/employee relationship, including but not limited to, the following claims:
(i) Any and all claims for wrongful discharge of employment; breach of contract, both express and implied; breach of the covenant of good faith and fair dealing, both express and implied; negligent or intentional infliction of emotional distress; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage; misappropriation of Proprietary Information or other breaches covenants set forth in Section 5, and defamation;
(ii) Any and all claims for violation of any federal, state or municipal statute, including, but not limited to the New York Human Rights Act, the Civil Rights Act of 1991, the Age Discrimination in Employment Act of 1967, the Americans with Disabilities Act of 1990, and the Fair Labor Standards Act;
(iii) Any and all claims arising out of any other laws and regulations relating to employment or employment discrimination.
(e) The Parties may apply to any court of competent jurisdiction for a temporary restraining order, preliminary injunction, or other interim or conservatory relief, as necessary, without breach of this arbitration agreement and without abridgment of the powers of the arbitrator.
12. No Oral Modification, Cancellation or Discharge. This Agreement may only be amended, canceled or discharged in writing signed by Employee and the Company.
13. Governing Law. This Agreement shall be governed by the laws of the State of California.
14. Acknowledgment. Employee acknowledges that she has had the opportunity to discuss this matter with and obtain advice from her private attorney, has had sufficient time to, and has carefully read and fully understands all the provisions of this Agreement, and is knowingly and voluntarily entering into this Agreement.
IN WITNESS WHEREOF, the undersigned have executed this Agreement on the respective dates set forth below.
THIS AGREEMENT CONTAINS A BINDING ARBITRATION PROVISION WHICH MAY BE ENFORCED BY BOTH PARTIES.

COMPANY: TRAVELZOO INC.
By:
Title:
Date:

EMPLOYEE:

Shirley Tafoya
Date: